Exhibit 23.4

PO Box 786	Telephone	416.864.0829
Bay Wellington Tower	Facsimile	416.864.1106
33rd Floor	Toll Free	888.666.9998
181 Bay Street
Toronto, ON M5J 2T3

October 9, 2015

Securities and Exchange Commission

Dear Sirs/Mesdames:

Re:	Goldcorp Inc. (the “Corporation”)
Form F-3 Registration Statement

We have acted as Canadian tax counsel to the Corporation in connection with the Dividend Reinvestment Plan (the “Dividend Reinvestment Plan”) as described in the Registration Statement on Form F-3 under The Securities Act of 1933 (the “Registration Statement”) and the Prospectus which is contained and made part of the Registration Statement (the “Prospectus”).

As Canadian tax counsel for the Corporation, we hereby consent to: (i) the references to our firm in the section of the Prospectus titled “Legal Matters”; (ii) the inclusion of our summary (the “Summary”) in the section of the Prospectus titled “Certain Canadian Federal Income Tax Considerations”; (iii) the inclusion of our Summary in the Dividend Reinvestment Plan included at exhibit 4.1 of the Prospectus titled “Certain Canadian Federal Income Tax Considerations”; and (iv) the inclusion of our opinion (the “Opinion”) at exhibit 8.1 of the Prospectus.

We confirm that we have read the copies of the Registration Statement, the Prospectus, and the Dividend Reinvestment Plan provided to us by the Corporation and have no reason to believe that there are any misrepresentations in the information contained in the Registration Statement, the Prospectus, or the Dividend Reinvestment Plan that are derived from the Summary or Opinion or that are within our knowledge as a result of the services we performed in connection with such Summary or Opinion.

Yours truly,

/s/ Thorsteinssons LLP
THORSTEINSSONS LLP

	VANCOUVER	27th Floor	Telephone	604.689.1261
	PO Box 49123	595 Burrard Street	Facsimile	604.688.4711
www.thor.ca	Three Bentall Centre	Vancouver, BC V7X 1J2	Toll Free	877.616.2200